FORM OF

                     WASHINGTON MUTUAL INVESTORS FUND, INC.

                                       and

                        WASHINGTON MANAGEMENT CORPORATION

                              AMENDED AND RESTATED

                          BUSINESS MANAGEMENT AGREEMENT


     AGREEMENT, dated this 16th day of June, 2005, by and between Washington Mutual Investors Fund, Inc. (the "Fund"), and Washington Management Corporation (the "Corporation").

     WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, effective January 15, 2005, the parties have agreed to a new fee schedule and desire to modify and restate their Business Management Agreement to reflect this understanding; and

     WHEREAS, the Corporation is ready, willing and able to act as business manager of the Fund;

         NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and between the parties hereto as follows:

         1. The Corporation, as business manager for the Fund, will:

         (a) Furnish the Fund the services of persons to perform the executive, administrative and clerical services in the management and conduct of the corporate business and affairs of the Fund. Such services shall include, but not be limited to, those services set forth in Exhibit A, attached to this agreement and made a part of it. The Corporation shall pay the compensation and travel expenses of all such persons, who shall serve without additional compensation from the Fund. The Corporation shall also, at its expense, provide suitable office space (which may be in the office of the Corporation) and utilities; all necessary office equipment; and general purpose accounting forms, supplies, and postage used at the office of the Fund.

         (b) The Fund shall pay all its expenses not assumed by the Corporation as provided herein. Such expenses shall include, but shall not be limited to, custodian, stock transfer and dividend disbursing agency fees and expenses; costs of the designing, printing, and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; expenses of shareholders' meetings; taxes; insurance; expenses of the issuance, sale (including stock certificates, registration and qualification expenses), or repurchase of shares of the Fund; legal and auditing expenses; expenses pursuant to the Fund's Plans of Distribution; fees and expense reimbursements paid to directors and Advisory Board members; association dues; and costs of stationery and forms prepared exclusively for the Fund.

         2. The Fund shall pay to the Corporation on or before the tenth (10th) day of each month, as compensation for the services and activities set forth in paragraph 1, rendered by the Corporation during the preceding month, an amount to be computed by applying to the daily net assets 1/365th of the applicable annual rates set forth below:

                  0.175% of the first $3 billion of such net assets 0.15% of the next $2 billion of such net assets 0.135% of the next $3 billion of such net assets 0.12% of the next $4 billion of such net assets 0.095% of the next $9 billion of such net assets 0.075% of the next $13 billion of such net assets 0.06% of the next $10 billion of such net assets 0.05% of the next $11 billion of such net assets 0.04% of the next $12 billion of such net assets 0.035% of the next $10 billion of such net assets 0.03% of the portion of such net assets in excess of $77 billion.

For the purposes hereof, the daily net assets of the Fund shall be determined in accordance with the method set forth in the currently effective Prospectus of the Fund.

         Upon any termination of this agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

         3. The right of the Corporation to receive such compensation, and the obligation of the Fund to pay the same, shall be subject to the following conditions: All ordinary operating expenses of the Fund shall in no event exceed in any fiscal year 1% of the average net assets of the Fund as annually determined. Costs incurred in connection with the purchase or sale of portfolio securities, including brokerage fees and commissions, which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, shall be accounted for as capital items and not as expenses. If all expenses (including compensation to the Corporation) shall in any year exceed 1% of the average net assets, then, to the extent of any excess, the compensation to the Corporation shall be reduced or eliminated (as the case may be), notwithstanding which the Corporation will fully and faithfully perform all services required under the terms hereof. The Board of Directors of the Fund may in its discretion either withhold a portion of the compensation owed for services if it shall appear to the Board that the total compensation for the year will be subject to year-end diminution, or recoup any excess compensation at year end.

         4. The expense limitation described in paragraph 3 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, not withstanding the foregoing, to the extent the Business Manager is required to reduce its management fee pursuant to provisions contained in paragraph 3 due to the expenses of the Class A shares exceeding the stated limit, the reduction in the management fee will reduce the Fund's management fee expense similarly for all other classes of shares of the Fund.

         5. Nothing contained in this agreement shall be construed to prohibit the Corporation from performing investment advisory, business management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Corporation from engaging in such businesses or in other related or unrelated businesses. The Corporation shall have no liability to the Fund, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

         6. This agreement shall become effective January 15, 2005 and continue in effect until the close of business on August 31, 2006. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually (a) by the Directors of the Fund, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and (b) by a majority of the Directors who are not parties to the agreement nor interested persons (as that term is defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such continuance.

         7. This agreement may be terminated at any time, without payment of any penalty, by the Board of Directors or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, on sixty
(60) days' written notice to the Corporation, or by the Corporation on like notice to the Fund. This agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

         8. This agreement may be amended, supplemented, or extended by the parties hereto at any time.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

ATTEST:                          WASHINGTON MUTUAL INVESTORS FUND, INC.



____________________________      By___________________________________________
                                    President


ATTEST:                               WASHINGTON MANAGEMENT CORPORATION


____________________________        By_________________________________________
        Vice President                Chairman of the Board

                                    EXHIBIT A

                                       TO

                AMENDED AND RESTATED BUSINESS MANAGEMENT CONTRACT

                           SERVICES TO BE PERFORMED BY
                    WASHINGTON MANAGEMENT CORPORATION ("WMC")
                              PURSUANT TO SECTION 1




1. Furnish and compensate all of the officers and interested directors of the Fund.

2. Furnish and compensate all employees required to perform the duties under the Business Management Agreement.

3. Arrange and coordinate all Board and Committee meetings. Coordinate and provide meeting schedules and maintain lists of agenda items for Board and Committee Meetings. Maintain schedule of Board and Committee meeting duties and requirements including matters requiring Board action, such schedule to include annual action items such as action required for renewal of business management agreement, investment adviser agreement, 12b-1 plans, principal underwriting agreement, shareholder servicing agreements and regulatory filings.

4. Prepare, collect and disseminate, in conjunction with all service providers, Board and Committee meeting materials. Produce and provide periodic and special reports to the Board in advance of meetings.

5. Draft Board and Committee meeting minutes. Provide Board and Committee minutes to members for approval.

6.       Assist the Board in developing Fund policies and procedures.

7. Establish procedures to assist the Board of Directors with their oversight duties (including Fund governance, contracts, accountant selection, insurance, net asset valuation, director independence, audit committee financial expert, chief compliance officer and inter-fund transactions).

8. Assist Board members' on-going education, including their duties and responsibilities. Provide orientation to new Board members, and regularly inform the Board of industry and regulatory developments. Carry out instructions of the Board with respect to policy decisions.

9. Assist the Board with approval of key service provider agreements. Work with Governance Committee to provide all necessary and requested data for evaluation purposes.

10. Assist the Board in review and approval of WMC, Adviser and Fund compliance program. The WMC Chief Compliance Officer will interface with the Chief Compliance Officer of the Fund as well as serve as the liaison to regulators for inquiries.

11. Prepare and analyze comparative statistical data on investment results, operating expenses and growth of the Fund, sales and redemptions of the Fund's shares, and submit periodically the following reports on such data to the Board of Directors:

a. Brokerage commissions paid to securities dealers for transactions in portfolio securities of the Fund.

b.       Sales of the Fund shares by securities dealers.

c.       Comparative performance.

d.       Net sales and redemptions of Fund shares.

12. Assist Board members in maintaining their independence. Prepare provide and review annual independent director questionnaires.

13. Ensure that 50% of Directors have been elected by shareholders and majority (prospectively 75%) of Board is independent by periodically reviewing ratio of Directors elected by shareholders and ratio of those that are independent.

14. Assist the Board of Directors in overseeing the development and operation of share class-based services to shareholders.

15. Assist the Board and Proxy Committee with and consult the Investment Adviser regarding developing, monitoring and updating proxy voting policies and procedures.

16. Assist the Fund's voting officer in reviewing and voting proxies. Advise the Fund's Board of Directors of any significant controversies relating to proxy votes. Schedule meetings of Proxy Committee. Provide the Board with an annual report setting out the voting record of proxies.

17.      Provide copies of SEC filings to Board members.

18. Assist in making travel arrangements for Officers and Directors attending out-of-town meetings.

19.      Assist the Board in designating Audit Committee Financial Expert.

20.      Assist the Board in designating a Chief Compliance Officer.

21. Perform or arrange for the performance of fund accounting services other than calculation of daily net asset value which is calculated by the investment adviser. Maintain or provide for the maintenance of corporate, tax and accounting records of the Fund. Fund records maintained include items such as SEC filings, tax filings, Board and Committee meeting materials and minutes, code of ethics, fund agreements and Fund procedures. Periodically review files to verify completeness.

22. Prepare or arrange for the preparation of all corporate licensing, applications and tax returns.

23. Provide office space required for the headquarters of the Fund. Provide all office equipment, supplies and communication facilities.

24.      Monitor the daily financial position of the Fund.

25. Coordinate and facilitate with independent auditors the annual audit of the Fund's financial statements.

26. Create and design shareholder reports. Prepare and arrange for their printing and timely distribution to shareholders.

27. Monitor the activities of the Investment Adviser and Principal Underwriter for compliance with the terms of their respective contracts.

28.      Monitor shareholder services provided by the Fund's Transfer Agent.

29. Monitor all services provided by Custodian of the Fund's investment assets and cash balances. Review and re-negotiate fees for the services of Custodian.

30. Coordinate and maintain liaison with appropriate officers and personnel of the Investment Adviser, Principal Underwriter, legal counsel, independent registered public accountant, and custodian bank.

31. Review filings and authorize payments in connection with state registration requirements. Maintain a record of geographical distribution of Fund shares sales in connection with state registration requirements.

32. Coordinate the voting of all proxies of the portfolio companies held by the Fund. Provide the personnel to support the CEO of the Fund (or his designated voting officer) who votes all proxies in accordance with the Board's policies. Execute voting of proxies, maintain paper copy of proxy materials and voting record. Prepare monthly voting report, reviewed by Fund officers.

33. Consult with counsel and accountants on current legal, accounting and tax matters.

34. Issue instructions for the payment of all dividends and capital gain distributions.

35. Supervise preparation of SEC filings and the printing of Notices of Meetings of Shareholders, proxy statements and proxy cards, when necessary. Coordinate review of proxy statement by fund officers, directors, counsel and independent accountant. Make preliminary proxy and definitive proxy filings. Coordinate and conduct shareholder meetings.

36. Make Board authorized transfers to the Fund's operating account from its custody account.

37. Pay all Fund expenses from the Fund's operating account. Maintain a record of and monitor all Fund expenditures. Provide Board with regular reports setting out Fund expenses.

38.      Reconcile Fund's operating account statement each month.

39. Review and analyze Fund expense ratios and consider changes in accrual rates.

40.      Maintain schedule for all required Fund filings.

41. Prepare and file necessary amendments to the SEC Registration Statement under the Securities Act of 1933, including that required for the renewal of and updates to the Fund Prospectus. Coordinate review by Fund service providers including WMC, Fund counsel, Investment Adviser, Fund accounting and audit firm. Coordinate delivery to current shareholders and Principal Underwriter. Prepare and supervise printing of any required supplementary stickers to the Prospectus, and file same with the SEC and required states.

42. Prepare and file the N-SAR semi-annual report of the Fund with SEC under the Investment Company Act of 1940. N-SAR responses are generated from multiple sources and reviewed by multiple fund officers. N-SAR is compared to previous filing for consistency and accuracy.

43. Organize a Disclosure Controls Committee which will meet in connection with filing of Form N-CSR and Form N-Q and as otherwise appropriate. Committee will ensure that any material weakness or fraud, of which it is aware, is reported directly to the Fund's Audit Committee and independent public accountant.

44. Prepare and file Form N-CSR. Information required to be disclosed in Form N-CSR is accumulated and communicated to the Fund's management, including its Principal Executive Officer ("PEO") and Principal Financial Officer ("PFO") to allow timely decisions regarding required disclosure.

45. Prepare and file Form N-Q including Fund holdings and certification. Quarterly holdings report will be prepared in coordination with fund accounting and is reviewed by WMC Disclosure Controls Committee.

46.      Prepare and file Form N-PX setting out the Fund's proxy voting record.

47.      Prepare and file Form 24f-2.

48.      Keep informed with respect to regulatory and industry developments.

49. Develop, administer and monitor Fund Code of Ethics. Maintain record of pre-clearance requests and monitor pre-clearance procedures, and receive and review annual reports and confirmation statements.

50. Assist Board in development and implementation of Code of Professional Standards for Fund PEO and PFO. File Code with Form N-CSR.

51. Develop and Monitor Codes of Conduct for Attorneys, including WMC attorneys.

52. Review with the Fund's Counsel compliance with provisions of the Investment Company Act of 1940, as amended.

53. Monitor, review and file applicable tax filings. Monitor tax law changes applicable to registered investment companies. Periodically analyze general ledger to ensure that required distributions for income and excise tax are met. Calculation of distributions will be reviewed by Fund officers and submitted to directors for approval. Ensure elections and schedules are properly calculated and included with tax returns. Maintain copies of all final schedules. Ensure tax returns (including extensions) are timely filed with federal and state authorities.

54. Monitor, and report regularly to the Board on the use of Fund assets for payments under Rule 12b-1 Plans of Distribution to assure such expenditures are limited to expenses authorized by the Board of Directors and are within overall plan limits. Review all plan payments for consistency with the terms of the Plans. Assist Board in review of materials presented by Principal Underwriter and Fund counsel to assist directors in assessing annual required renewal of each 12b-1 plan. Review sales literature provided to WMC by Principal Underwriter for consistency with Fund policies and procedures.

55. Participate in the development and implementation of the Fund's privacy policy as required under Regulation S-P. Implement and maintain WMC privacy policy and periodically remind staff of obligations under the policy.

56. Develop, maintain, and assist Fund in developing and maintaining, procedures related to applicable anti-money laundering requirements and customer identification program.

57. Assist Board in developing procedures and recommending changes to Audit Committee Charter to comply with applicable requirements.

58. Develop and maintain disclosure controls and procedures in compliance with N-CSR and N-Q requirements.

59. Reconcile month-end custodian account statements with fund accounting records, including security positions. Any discrepancies will be noted, researched and resolved. Copies of discrepancies will be provided to the PEO and PFO.

60.      Monitor reports and file required items necessary for compliance with
         Section 17f-4 of the Investment Company Act of 1940.

61. Review annual renewal information related to fidelity bond and other insurance policies.

62. Receive and review a month end portfolio pricing report of Fund assets. Any exceptions will be investigated and reconciled.

63. Securities without readily available market prices will be priced using Board approved valuation procedures. Maintain records of fair valued securities. Prepare board reports of fair valued securities.

64. Perform periodic compliance reviews relating to policies and procedures of the Fund, as deemed necessary by WMC.

65.      Receive and review monthly fund accounting exception reports.

66.      Receive and review periodic compliance reports from Investment Adviser.

67. Develop and monitor "whistle blower" provision to allow WMC personnel to report possible violations of Fund policy or regulations.

68.      Coordinate 17a-7 interfund transactions.

69.      Monitor 10f-3 transactions.

70.      Monitor 17e-1 transactions.

71. Respond directly and/or in coordination with appropriate service partner to inquiries received directly from shareholders and dealers. Maintain copy of correspondence. Make special reports to shareholders, as requested.

72. Assist Principal Underwriter in review of sales literature used to promote the Fund.

73. Maintain a disaster recovery program to provide for effective contingent operations as well as communication with key service providers in the event of business location failure.

74. Perform such other activities, duties and responsibilities as promulgated by rule, regulation or board request.